Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Form S-1 of Goodrich Petroleum Corporation to be filed on or about August 30, 2019, of all references to our firm and information from our report dated February 1, 2019, included in or made a part of the Annual Report on Form 10-K of Goodrich Petroleum Corporation for the year ended December 31, 2018.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons, P.E.
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

August 30, 2019